Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Mark S. Zelermyer
January 7, 2009	617-292-9750
mark.zelermyer@fhlbboston.com

PRESIDENT AND CEO MICHAEL A. JESSEE TO RETIRE ON APRIL 30, 2009

BOSTON — The Federal Home Loan Bank of Boston (the Bank) reported today that its president and chief executive officer, Michael A. Jessee, has announced his intention to retire at the end of April 2009. As chief executive officer of the Bank for the past 20 years, Mr. Jessee has provided steady leadership through both prosperous and challenging economic cycles, at all times maintaining the Bank’s commitment to support the residential mortgage and community development lending of its members. Under Mr. Jessee’s tenure, the Bank increased its commitment to affordable housing programs throughout New England, playing an integral role in stimulating economic development in the region. During the same period, the Bank’s assets have grown from less than $10 billion to more than $80 billion today.

Mr. Jessee has enjoyed a long and distinguished career within the Federal Home Loan Bank System, serving as president and CEO in Boston since 1989. Mr. Jessee acknowledged that thoughts of retirement had entered his mind in the past year or two and that he knew it would never be easy to step away from a job that provided him with so much personal and professional satisfaction. “I am deeply grateful to have had the opportunity to serve such a fine institution and to guide the Bank in the fulfillment of its mission. I have great affection and respect for the Bank’s employees and members and am most proud of the communities we have helped to build and support as a team.”

Mr. Jessee has agreed to remain in his current executive capacity during the next four months to allow the board of directors to identify and appoint a new chief executive and to provide whatever assistance may be needed to ensure a smooth transition. According to Mr. Jessee, “I have every confidence the Bank will continue its vitality during these challenging times and that the Bank is well positioned for the future.”

Mr. Jan A. Miller, chair of the Bank, stated, “The board of directors has accepted Mr. Jessee’s decision and thanks him for his many years of dedicated service to the Bank. The Bank remains committed to meeting the financial needs of its members and we will commence a search for a successor immediately.”

The mission of the Federal Home Loan Bank of Boston is to support the residential-mortgage and community-development lending activities of its members, which include over 450 financial institutions across New England. To accomplish its mission, the Bank utilizes private-sector capital to provide members and other qualified customers with reliable access to low-cost wholesale funds, liquidity, a competitive outlet for the sale of loans, special lending programs, technical assistance, and other products and services.

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Federal Home Loan Bank of Boston    |    111 Huntington Avenue    |    Boston, MA 02199    |    617-292-9600

|    FAX: 617-292-9645  www.fhlbboston.com